Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on the historical financial statements of Borland Software Corporation and Segue Software, Inc. after giving effect to Borland’s acquisition of Segue using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations as if such acquisition had occurred as of January 1, 2006.
     The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “ Business Combinations. ” Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed of Segue in connection with the acquisition, based on their fair values. Management used independent third-party sources to assist in calculating the value of identifiable intangible assets and deferred revenues.
     The unaudited pro forma condensed combined statements of operations have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had Borland and Segue been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of Segue’s historical amounts to conform Segue’s financial statement basis of presentation to that followed by Borland. The pro forma adjustments are based on the updated purchase price allocation and information available at the time of the preparation of this document that our management believes are reasonable. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 is included in the Company’s Current Report on Form 8-K/A (Amendment No. 1) filed on July 5, 2006. The unaudited pro forma condensed combined balance sheet is not included in the unaudited pro forma condensed combined information as the Segue acquisition is reflected on our balance sheet as of December 31, 2006 and is included in its filing on Form 10-K, which was filed with the SEC on March 15, 2007.
     The unaudited pro forma condensed combined statements of operation, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Borland’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, and Segue’s historical consolidated financial statements for the year ended December 31, 2005 and for the three months ended March 31, 2006 which were filed as Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K/A (Amendment No. 1) filed on July 5, 2006.

Unaudited Pro Forma Condensed Combined Statement of
Operations for Borland and Segue
For the Twelve Months Ended December 31, 2006
(In thousands, except for per share amounts, unaudited)

	Historical		Pro Forma
	Borland	Segue	Adjustments		Combined
	January 1-	January 1-			January 1-
	December 31,	April 19,			December 31,
	2006	2006			2006
License and other revenues	$165,886	$3,529	$(43	) (b)	$169,372
Service revenues	138,774	6,914	(3	) (b)	145,685

Total revenues	304,660	10,443	(46)		315,057

Cost of license and other revenues	7,439	168	(2	) (b)	7,605
Cost of service revenues	55,381	1,674	(1	) (b)	57,054
Amortization of acquired intangibles and other charges	6,972		2,238	(c)	9,210

Cost of revenues	69,792	1,842	2,235		73,869

Gross profit	234,868	8,601	(2,281)		241,188

Selling, general and administrative	195,711	7,899	(3	) (d)	203,607

Research and development	70,178	2,586	(58	) (b)	72,706

Restructuring, amortization of other intangibles, acquisition related expenses and other charges	22,073		167	(c)	22,240

Total operating expenses	287,962	10,485	106		298,553

Operating loss	(53,094)	(1,884)	(2,387)		(57,365)

Gain on sale of fixed assets	1,658				1,658
Interest and other income (expense), net	2,005	152	(1,586	) (a)	571

Total other income	3,663	152	(1,586)		2,229

Loss before income taxes	(49,431)	(1,732)	(3,973)		(55,136)
Income tax provision	2,522	13			2,535

Net loss	($51,953)	($1,745)	($3,973)		($57,671)

Net loss per share:
Net loss per share — basic	($0.67)				($0.75)

Net loss per share — diluted	($0.67)				($0.75)

Shares used in computed basic net loss per share	77,096				77,096

Shares used in computed diluted net loss per share	77,096				77,096

The accompanying notes are an intregal part of these condensed, combined financial statements

BORLAND SOFTWARE CORPORATION
Notes to Condensed Combined Statements of Operations (unaudited)
NOTE 1. BASIS OF PRESENTATION
     On April 19, 2006, we completed our previously announced acquisition of publicly traded Segue Software, Inc. (“Segue”) pursuant to an Agreement and Plan of Merger, dated as of February 7, 2006. As a result of this transaction, Segue is now a wholly-owned subsidiary of Borland. Segue is headquartered in Lexington, Massachusetts, and is a provider of quality and testing solutions. Segue offers solutions that define, measure, manage and improve software quality throughout the entire application lifecycle. Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), we paid $8.67 per share in cash for all outstanding shares of Segue. The total purchase price was approximately $115.9 million and was funded with existing cash on hand. Results of operations for Segue are included in our consolidated financial statements from the date of acquisition.
     Under the terms of the Merger Agreement, each issued and outstanding share of Segue common stock (with certain exceptions set forth in the Merger Agreement) was converted into the right to receive $8.67 in cash (the “Merger Consideration”). Upon consummation of the Merger, (1) options to purchase Segue common stock that were vested, outstanding and unexercised at the effective time of the Merger were cancelled and converted automatically into the right to receive a cash payment for each share of Segue common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee and (2) options to purchase Segue common stock that were unvested at the effective time of the Merger were cancelled and converted automatically into the right to receive, at the time that such options would have vested if they had not been cancelled and subject to the optionee’s continued employment with the surviving corporation, a cash payment for each share of Segue common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee.
     The unaudited pro forma condensed combined statement of operations of Borland and Segue for the twelve months ended December 31, 2006 are presented as if Borland’s acquisition of Segue had been consummated on January 1, 2006 and giving effect to Borland’s acquisition of Segue using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations.
     The acquisition was accounted for as a purchase and the total purchase price was recorded as follows (in thousands):

Cash paid for outstanding common shares	$105,358
Cash paid for outstanding vested common stock options	8,130
Direct transaction costs	2,451

Total purchase price	$115,939

     Based upon the purchase price of the acquisition, the purchase price allocation is as follows (in thousands):

Current assets and other tangible assets:
Cash and short-term investments	$13,482
Accounts receivable	4,199
Other current assets	1,210
Property and equipment	902
Deferred tax assets	17,835
Goodwill	65,528
Amortizable intangible assets:
Developed technology	23,400
In-process research and development	4,800
Customer relationships	7,500
Trademarks	1,000
Non-compete agreements	300
Maintenance agreements	11,300

Total assets acquired	151,456
Liabilities assumed:
Deferred revenues	(9,042)
Current liabilities	(7,276)
Deferred tax liabilities	(17,835)
Other long-term liabilities	(1,364)

Net assets acquired	$115,939

NOTE 2. PRO FORMA ADJUSTMENTS
     The accompanying unaudited pro forma condensed combined statement of operations have been prepared as if the acquisition was completed on January 1, 2006 and reflect the following pro forma adjustments:
(a)	To reflect the cash paid in the acquisition and resulting decrease in interest income based on the weighted average rate of return for the periods presented.
     Cash paid in the acquisition totals $115.9 million and includes $105.4 million for all Segue outstanding common stock, $8.1 million for Segue’s outstanding vested common stock options, $866,000 related to the acceleration of certain executive officer stock options and $2.5 million in direct transaction costs. Had the acquisition occurred on January 1, 2006, the decrease in interest income for the period from January 1, 2006 to the acquisition date would have been as follows:

	Weighted Average	Decrease in Interest
	Rate of Return on	Income as a Result of the
	Short-term	Cash Paid in the
	Investments	Acquisition
(In thousands)
January 1, 2006 to April 19, 2006	4.40%	$1,586
(b)	To eliminate intercompany revenues, cost of revenues and expenses arising from transactions between Borland and Segue.
     Borland purchased $46,000 of software and services from Segue, which was reported as revenue on Segue’s statement of income for the twelve months ended December 31, 2006. Segue reported cost of revenues of $3,000 for the twelve months ended December 31, 2006, and Borland reported research and development expenses of $58,000 for the twelve months ended December 31, 2006 related to this intercompany purchase. The following table shows the distribution of intercompany revenues, cost of revenues and expenses eliminated in the condensed combined statement of operations (in thousands):

For the Twelve
Months ended
December 31,
2006
Intercompany revenues:
License and other revenues	$43
Service revenues	3

$46

Intercompany cost of revenues:
Cost of license and other revenues	$2
Cost of service revenues	1

$3

Research and development expense	$58
(c) To record amortization of the identifiable intangible assets resulting from the acquisition
     Of the purchase price, $48.3 million represented acquired identifiable amortizable intangible assets. The calculation of the fair value of the acquired identifiable amortizable intangible assets was determined with the assistance of independent third-party sources and resulted in amortization as follows:

For the Twelve Months
ended December 31,
2006
Amortizable to cost of revenues	$2,238

Amortizable to operating expenses	167
Total	$2,405

(d)	To eliminate the deferred compensation expense recorded by Segue related to options granted at below market value to certain Segue employees.
     Segue reported $3,000 of deferred compensation expense in the three months ended March 31, 2006 related to options granted at below market value to certain Segue employees.